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                                                                   Exhibit 10.27


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), is made the 1st day of May, 1997, by and among EASTWOOD HOSPITAL, INC., a Delaware corporation ("SELLER"), HEALTHCARE AMERICA, INC., a Delaware corporation ("SHAREHOLDER"), NAHC OF TENNESSEE, INC., a Tennessee corporation ("BUYER"), and NEW AMERICAN HEALTHCARE CORPORATION, a Tennessee corporation ("PARENT").

                                R E C I T A L S

         A. Seller operates Eastwood Hospital, located on approximately 18 acres of land at 3000 Getwell Road, Memphis, Tennessee, including a hospital comprised of 243 licensed beds, a separate maintenance building, three medical office buildings, on-site parking, and other related assets (the "HOSPITAL"), and Shareholder owns and leases to Seller the real property relating to the Hospital.

         B. Seller operates and, in the case of items 1-4 below, Shareholder owns the following additional assets, properties, businesses and interests in and around Memphis, Tennessee and Olive Branch, Mississippi associated with the
Hospital:

         1. a physicians office consisting of approximately 2,940 square feet located at 3055 Watson Street, Memphis, Tennessee.

         2. a support office consisting of approximately 2,832 square feet located at 3992 Knight Arnold Road, Memphis, Tennessee.

         3. a storage facility consisting of approximately 3,042 square feet located at 3976 Knight Arnold Road, Memphis, Tennessee.

         4. approximately five acres of excess land located in the rear of the main hospital building and fronting on Watson Street, Memphis, Tennessee;

         5. a clinic building leased in Olive Branch, Mississippi and located at 8938 Midsouth Avenue;

         6. a clinic building leased in Dillard's Square, Memphis, Tennessee and located at 3445 Poplar, Suite 1; and

         7. a management services organization doing business as "Total Practice Management."

The properties, operations and facilities described in paragraph B of these Recitals are referred to as the "RELATED ASSETS".


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         C. Shareholder owns all of the issued and outstanding securities of
Seller, and Parent owns all of the issued and outstanding securities of Buyer.

         D. Except for the Excluded Assets described in Section 1.2, Seller and Shareholder desire to sell and transfer to Buyer or its designee the Hospital, the Related Assets and the Assets (as defined in Section 1.1), and Buyer or its designee desires to purchase the same from Seller and Shareholder, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions contained in this Agreement, acknowledged by each of the undersigned, the undersigned agree as follows:

                          ARTICLE I. PURCHASE AND SALE

         1.1 Purchase and Sale. Except as provided in Section 1.2, Seller and Shareholder agree to sell, transfer, assign, convey and deliver to Buyer (or Buyer's designee) and Buyer (or Buyer's designee) shall purchase from Seller and Shareholder all right, title and interest of Seller or Shareholder in all of the following assets utilized in the operation of the Hospital (collectively, the "ASSETS"):

                  (1) Good and marketable fee simple (or leasehold with respect to items noted as such on the exhibit, as the case may be), right, title and interest in the Hospital and the Related Assets, as described in Exhibit 1.1(1), subject only to the Permitted Exceptions, including, without limitation, all interests in real property, including leaseholds, easements and improvements thereon, plants, fixed assets, buildings, structures, fixtures (including fixed machinery and fixed equipment) situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way, and air, mineral or other rights related thereto (collectively, the "REAL ESTATE");

                  (2) All medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor which are either owned by Seller or used or maintained or operated by Seller in connection with the Hospital and Related Assets, wherever located, including but not limited to the items listed on
Exhibit 1.1(2) (collectively, the "EQUIPMENT AND FURNISHINGS"). Seller has verified the existence of all individual items of Equipment and Furnishings listed on Exhibit 1.1(2) with a value greater than $10,000. Seller has not verified the existence of any other items of Equipment and Furnishings and does not represent that the other items listed on such exhibit exist;

                  (3) All inventory of goods and supplies used or maintained in connection with or located in the Hospital and Related Assets, including, but not limited to, food, cleaning materials, disposables, linens, consumables, office supplies, drugs and medical supplies (collectively, the "INVENTORY");




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                  (4) To the extent transferable, all patient accounts, notes and other receivables, including those from third party payors, whether or not written off, and to the extent a receivable is not transferable, the right to receive from Seller the proceeds from such receivable (collectively, the "RECEIVABLES");

                  (5) Subject to patient rights with respect to medical records, all patient, medical, personnel, clinical and other records of the Hospital and Related Assets (including both hard and microfiche copies), and all manuals, books and records used in operating the Hospital and Related Assets, including personnel policies and manuals, and computer software;

                  (6) To the extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises, held by Seller and Shareholder and all applications therefor, necessary to construct, operate and conduct the business of the Hospital and Related Assets, together with assignments thereof, if required, and all waivers which Seller or Shareholder currently have, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                  (7) All plans and surveys, including "as-built" plans, all plats, specifications, engineers' drawings, and architectural renderings and similar items relating to the Assets, and further including, without limitation, those relating to utilities, easements and roads, which are in the possession of Seller or its agents, employees or consultants;

                  (8) All goodwill and other intangible assets associated with the Hospital and Related Assets including, but not limited to, the exclusive rights to use the name "Eastwood Hospital" and all derivations thereof and the other trade names listed on Exhibit 4.13(4) and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims assertable by (but not against Seller) related to the operation of the Hospital and Related Assets, and all telephone and facsimile numbers as currently used in the operation of the Hospital and Related Assets;

                  (9) All prepaid assets;

                  (10) Seller's and Shareholder's rights and interests pursuant to contracts for purchase or lease of real and personal property, rights of first refusal, construction contracts, managed care and third party payor contracts, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished at or to the Hospital and the other facilities constituting the Related Assets of which Buyer will assume the future performance after Closing pursuant to Section 1.3;

                  (11) All assets reflected on the Financial Statements, as defined in Section 4.3(l), and any additions thereto up through the Closing less deletions therefrom sold or consumed in the ordinary course of business;




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                  (12) Seller's interest in all property used in connection with or for the benefit of the Hospital or Related Assets, other than Excluded
Assets, whether real, personal or mixed, tangible or intangible, arising or acquired after the date of this Agreement and prior to Closing;

                  (13) All insurance proceeds arising in connection with damage to the Assets occurring after the date of this Agreement and prior to the Closing, provided that such damage has not been repaired to Buyer's reasonable satisfaction prior to Closing and to the extent such proceeds have not been expended for the repair and restoration of the Assets;

                  (14) All security or other deposits and prepayments made by tenants of Seller or Shareholder pursuant to leases or subleases assumed by Buyer;

                  (15) All of Seller's interests in Eastwood Preferred Provider Organization, Inc. a Tennessee non-profit corporation ("EPPO"), which interests are more completely described in Exhibit 4.1;

                  (16) All other property, other than Excluded Assets, of every kind, character or description owned by Seller and/or Shareholder and used or held for use in the business of the Hospital or the Related Assets, whether or not reflected on the Financial Statements, wherever located and whether or not similar to the items specifically set fort above, and all other businesses and ventures directly or indirectly owned by Seller in connection with the operations of the Hospital or the Related Assets; and

                  (17) All cash in and subsequent receipts of the Lockbox Account (defined below) at or after Closing;

         1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "EXCLUDED ASSETS"):

                  (1) Cash, certificates of deposit, bank overdrafts and other cash equivalents, except that Buyer will take possession of and own all cash and subsequent receipts of the Lockbox Account (defined below) at Closing;

                  (2) All receivables from Shareholder or any affiliate of Shareholder;

                  (3) All receivables, claims and other rights to payment from Eastwood Medical Center, L.P., Regent Health Group, Inc., Brent W. Jorgenson, Stephen J. Bell and William L. Billingsley (collectively, the "PRIOR OPERATORS");

                  (4) All corporate books and records of Seller and any document reasonably related thereto, including all correspondence of Seller with the Internal Revenue Service, provided that Buyer shall be provided copies of such records which relate to the Assets;

                  (5) All insurance policies of Seller and claims arising thereunder prior to Closing, subject to Section 6.5; and




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                  (6) Any other assets specifically identified on Exhibit 1.2 hereof.

         All tangible Excluded Assets shall be removed from the Hospital by Seller prior to Closing without damage or defacement to the Hospital or other Assets.

         1.3 Assumed Contracts, Leases and Liabilities. At Closing, Buyer will assume and agree to pay or perform, as the case may be, all of the following (collectively, the "ASSUMED LIABILITIES"):

                  (1) All obligations accruing after Closing with respect to those contracts, purchase orders and leases which are described on Exhibit 1.3 hereto;

                  (2) All accrued compensation, vacation time, holiday and build up of sick leave, together with all related taxes, for all of Seller's employees who become employees of Buyer which have accrued prior to Closing; provided, however, that Buyer's performance will extend only to granting a credit under Buyer's fringe benefit policies for any accrued vacation, holiday and sick leave build up that such employees have accrued under the Seller's fringe benefit policies;

                  (3) All amounts payable under the Medicare and Medicaid Programs applicable to cost reports filed for services rendered through the Closing, including all terminating cost reports. Buyer will prepare all terminating cost reports, and Seller will fully cooperate with Buyer in the preparation of all terminating cost reports required as a result of this transaction;

                  (4) All of Seller's current liabilities (except corporate franchise and excise taxes but including real estate and personal property taxes for the current year); and

                  (5) All obligations of Seller to remit payments payable to the Prior Operators (to the extent received by Buyer) or to provide access to the Prior Operators under Section 29 of that certain Settlement Agreement, Asset Transfer and Release Agreement, dated September 16, 1994.

         1.4 Excluded Liabilities. The obligations for which Seller shall remain responsible shall include (and the following are not Assumed Liabilities) (collectively, the "EXCLUDED LIABILITIES"):

                   (1) All of the Seller's long-term and bank or other funded debt, including but not limited to all obligations pursuant to or related to the following: all obligations secured by liens or security interests against any of the Assets, in favor of Bank of Tokyo-Mitsubishi Trust Company ("BOT") or Texas Commerce Bank National Association as Collateral Trustee (the "COLLATERAL TRUSTEE"), but excluding any capital leases described on Exhibit 1.3;

                   (2) Liabilities, indebtedness, commitments or obligations, claims, suits, mortgages, contingent liabilities and responsibilities of any kind whatsoever arising from the Hospital or its operations relating to the period prior to Closing, except for Assumed Liabilities;




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                  (3) Liabilities or obligations with respect to the ownership or operation of any assets owned or operated by Seller or Shareholder other than the Assets;

                  (4) Liabilities and obligations arising from or relating to the Excluded Assets;

                  (5) The assets and liabilities of all employee benefit plans except with respect to the vacation/holiday and sick leave assumed pursuant to
Section 1.3(2);

                  (6) All liabilities and commitments relating to the time periods prior to and including Closing for all of the following: all impositions of income tax and other taxes; except pursuant to Section 6.20, any liabilities under environmental laws; except pursuant to Section 1.3(2) all employee (and former employee) wages, salaries and benefits including, without limitation, ERISA, and COBRA liabilities and obligations, and all obligations to give notice of and to provide continuation health care coverage for employees, former employees, and their dependents or any qualified beneficiary of such employees in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (hereinafter referred to as "COBRA COVERAGE"), including, without limitation, all liabilities, taxes, sanctions, interest and penalties imposed upon, incurred by or assessed against Buyer or any affiliated corporation within a controlled group relationship with Buyer (as determined under Section 414 of the Internal Revenue Code), and any of their employees, arising by reason of or relating to any failure to provide the COBRA coverage.

                  (7) Any intercompany payables, any payables to Eastwood Medical Center, L.P., and any liabilities or obligations connected to any previous bankruptcy or reorganization of Eastwood Medical Center, L.P.; and

                  (8) Any liabilities or obligations of Seller or Shareholder which are not specifically assumed by Buyer pursuant to this Agreement.

         1.5 Additional Real Estate. Other than the Excluded Assets, the parties hereto acknowledge and agree that it is their intent to transfer to Buyer all real estate used in, usable with or related to the operation of the Hospital and the Related Assets that is owned or leased directly by the Seller or Shareholder, or by a direct or indirect affiliate of the Seller or Shareholder. To the extent any tract or parcel of real estate (or buildings, improvements and fixtures on or forming a part of the real estate or any easement, appurtenances, rights of way, air, mineral or other rights), whether owned or leased, identified on Exhibit 1.1(1) (or which should have been identified on such Exhibit) is (1) misidentified, incorrectly described, or incorrectly identified as being owned or leased by a particular entity, or (2) any such real estate, whether owned or leased, which should have been included on Exhibit 1.1(1) is inadvertently not included on Exhibit 1.1(1) and such errors are discovered subsequent to execution of this Agreement, the parties agree that Exhibit 1.1(1) shall be amended by mutual agreement prior to Closing to correct such errors and such amended Exhibit shall then be deemed to be controlling in determining the Real Estate subject to this Agreement.




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         1.6 Nonassignability. Anything herein to the contrary notwithstanding, the Agreement and any instruments executed pursuant hereto shall not constitute an assignment of any claim, contract, license, lease, purchase order, or other commitment (collectively referred to as a "COMMITMENT") if any attempted assignment or transfer of the same without the consent of the other party thereto or the applicable governmental agency would be ineffective or would constitute a breach or violation thereof so that Buyer would not in fact receive all of the rights and benefits of Seller thereunder. If by Closing any such consent has not been obtained, and Buyer desires to have Seller's assistance in obtaining such consent, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Commitment without causing a breach or violation of such Commitment; provided, however, that any such Commitment shall be deemed to be an Excluded Asset and an Excluded Liability until such consent for assignment to Buyer is obtained.

                        ARTICLE II. ACCOUNTS RECEIVABLE

         2.1 Seller's Accounts Receivable. As provided in Section 1.1(4), Buyer is purchasing all of Seller's accounts receivable, including patient accounts receivable, long-term patient accounts receivable, income guarantee advances, amounts receivable from third party payor programs, notes and other receivables, whether or not written off, to the extent transferable. After the Closing, Seller shall remit to Buyer any payments received by Seller with respect to the accounts receivable and the right to the proceeds from accounts receivable transferred pursuant to Section 1.1 (4) hereof. Any funds so collected will be remitted to the Buyer within five (5) business days following receipt of such payments.

                          ARTICLE III. PURCHASE PRICE

         3.1 Purchase Price. Subject to the terms and conditions hereof, the purchase price (the "PURCHASE PRICE") will be payable by Buyer to the Seller for the Assets in cash or equivalent funds as provided in Section 8.1 hereof and shall be an amount derived in the following manner:

                  (1) Twelve Million Two Hundred Ninety-Two Thousand and No/100 Dollars ($12,292,000.00);

                  (2) PLUS an amount equal to $4,750.00 multiplied by the number of days occurring from and including April 12, 1997 through the date of Closing;

                  (3) MINUS the sum of (a) amounts deposited by Seller or Shareholder in NationsBank Account #0112989124 (the "Local Depository Account"), (b) amounts transferred from NationsBank Account #2141191410 (the "Lockbox Account") into Shareholder's account and (c) amounts deposited in any bank account other than the Local Depository Account or the Lockbox Account related to the operations of the Seller, all for the period from and including April 12, 1997 through the date of Closing;




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                  (4) PLUS the sum of all of Seller's disbursements by cash or check from and including April 12, 1997 through the date of Closing, excluding any disbursements to or for the benefit of Shareholder or any affiliate thereof.

                  (5) LESS Five Hundred Thousand Dollars and No/100 ($500,000) by deposit of good funds into an interest bearing escrow account pursuant to the terms of an escrow agreement (the "Escrow Agreement"), to be attached hereto as
Exhibit 3.1(5), which shall be for a term of one year after the Closing, the purpose of which is to protect the Buyer from any breach of representations, warranties and covenants contained herein or to satisfy any obligations of Seller and Shareholder hereunder.

         3.2 Taxes and Assessments, Prorations; Adjustments. Seller shall pay or credit against the Purchase Price the amount of all delinquent real estate and personal property taxes, including penalties and interest, and all special assessments that are a lien as of the day of Closing. There shall be no proration for unpaid real estate and personal property taxes and assessments not yet due for the year of Closing. There shall be no proration of rents received or paid, utilities or any other items.

         3.3 [Intentionally Deleted]

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.4. The parties shall use their best efforts to agree to the Purchase Price allocation no later than three
(3) days prior to Closing. The parties agree that this allocation will be used by them for all purposes including tax, reimbursement and other purposes. Each party hereto agrees that it will report the transaction in accordance with such allocation, including under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will not take a position inconsistent with such allocation except with the written consent of the other party hereto.

         3.5 Earnest Money Deposit. As a condition to the validity and effectiveness of this Agreement, and in any event no later than two (2) business days after the date of this Agreement, Buyer shall deliver an earnest money deposit in cash of $100,000 (the "Earnest Money") to the Title Company (hereinafter defined). Upon the Closing the Earnest Money shall be applied to the Purchase Price. In the event the Closing does not occur as required pursuant to this Agreement by reason of Buyer's default hereunder, then the Title Company shall disburse the Earnest Money to Seller. The Title Company shall be authorized, at Buyer's option, to invest the Earnest Money in such manner as Buyer may direct; provided, however, that the Title Company shall invest the Earnest Money only in such manner as will allow the Title Company to disburse the Earnest Money upon two (2) days' notice. All interest or other earnings on the Earnest Money shall become a part of the Earnest Money and be disbursed to the party entitled to the Earnest Money.




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              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

         As inducements to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller and Shareholder hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct on the date hereof, and on Closing, as if then restated, and which shall survive Closing, as follows:

         4.1 Organization, Qualification and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and duly qualified to do business as a foreign corporation in Tennessee. Shareholder is a corporation duly organized, validly existing and in good standing in the State of Delaware. Each of Seller and Shareholder has fall corporate power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each state in which its operations make it necessary to be so qualified, and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. Except for Shareholder, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller. Seller, directly or indirectly, owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise except those listed on Exhibit 4.1, and the businesses carried on by Seller have not been conducted, directly or indirectly, through any entity except as described on Exhibit 4.1. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. Shareholder has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholder hereby, and to take all actions necessary to permit or approve the actions of Shareholder taken in connection with this Agreement. Subject to obtaining the approval of Shareholder's board of directors, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Seller and Shareholder have been duly authorized by all necessary action on the part of Seller and/or Shareholder. This Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholder, upon due execution, delivery and authorization thereof, shall constitute valid and binding obligations of each of Seller and Shareholder, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Absence of Default. Upon receipt of the consents specified in
Exhibit 4.2, the execution, delivery and consummation of this his Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholder will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets pursuant to, or



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result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (a) any term or provision of the Certificate of Incorporation or corporate Bylaws of Seller or Shareholder; (b) any contract, lease, purchase order, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller and/or Shareholder are a party or by which Seller and/or Shareholder or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller, Shareholder and/or the Assets are subject that would have a material adverse effect on the Assets after the Closing.

         4.3 Financial Statements.

                  (1) Attached as Exhibit 4.3 are true and correct copies of the unaudited Balance Sheets of Seller for the fiscal years ended December 31, 1995 and December 31, 1996, the related Statements of Revenue and Expenses for the respective periods then ended along with the interim unaudited financial statements of Seller for the four and two-month periods ending April 30, 1996 and February 28, 1997 (collectively, the "UNAUDITED FINANCIAL STATEMENTS" together with the financial statements described in Section 4.3(2) shall be the "FINANCIAL STATEMENTS"). The Financial Statements present fairly in all material respects the financial position of Seller, the results of its operations and all costs and expenses for the periods specified. The Financial Statements have been prepared in conformity with generally accepted accounting principles on an accrual basis, applied consistently for the periods involved. The Financial Statements are in accordance with the books and records of Seller. Except as set forth in Exhibit 4.3 or in the Financial Statements, Seller has no material contingent liabilities or obligations.

                  (2) Seller shall cause to be prepared interim unaudited monthly financial statements of Seller for each month since the most recent delivered Unaudited Financial Statements, which shall be delivered to Buyer within two (2) days after they are created (but the delivery shall be no later than thirty days after the end of the month which the Unaudited Financial Statement relates to), and after delivery shall be deemed a part of the Unaudited Financial Statements.

                  (3) In conjunction with Buyer's preparation of financial statements relating to prior periods and Buyer's filing in a timely manner registration statements, private placement memoranda and periodic reports, if any, pursuant to applicable federal and state securities laws after Closing, Seller shall cooperate with Buyer, at Buyer's expense, in the preparation thereof and shall make the books and records of the Seller available to Buyer and Buyers auditors at reasonable times and in a manner so as to not unduly interfere with Sellers operations, and otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of the Seller's financial statements for any period prior to Closing and subsequent to October 7, 1994. Such audit, if any, shall be at Buyer's expense. The books and records of Seller are in such order and completeness so that an unqualified audit may be performed for such periods.



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         4.4 Operations Since February 28. 1997. Except as set forth on Exhibit
4.4, since February 28, 1997, Seller has conducted its business only in the ordinary course and there have been no:

                  (1) material adverse changes in the condition, financial or otherwise, of the Assets, the business or prospects of, or in the results of operations of, the Hospital, Related Assets or Seller;

                  (2) terminations of any contract, lease or other agreement to which Seller is a party except by Seller;

                  (3) sales, leases, transfers or other dispositions by Seller of any of the Assets, mortgages or pledges of or the imposition of any liens, charges or encumbrances in excess of, in the aggregate, Fifty Thousand and No/100 Dollars ($50,000.00) on any of the Assets or removal of any of the Assets from the Real Estate, other than those made in the ordinary course of business;

                  (4) increases in the compensation payable by Seller to any shareholders, employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees, directors, any shareholder or independent contractors of the Seller;

                  (5) capital expenditures, additions or betterments to the Hospital or Related Assets in excess of $50,000.00 in the aggregate;

                  (6) Adjustments or write-offs of Receivables or reductions in reserves for Receivables outside of the ordinary course of business;

                  (7) Changes in the accounting methods or practice employed by Seller or change in depreciation or amortization policies;

                  (8) Issuance or sales by Seller or Shareholder, or contracts or other commitments entered into by Seller or Shareholder, for the issuance or sales of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

                  (9) Strikes, work stoppages or other labor disputes adversely affecting Seller's business operations; or

                  (10) Losses or other damages or destruction of or to any of the Assets, whether or not covered by insurance, in excess of $50,000.00 individually or in the aggregate.

         4.5 Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, license fees and taxes deposits and fees for waste disposal, pharmaceutical, nursing facilities, and taxes on



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disproportionate share hospitals imposed by the United States, by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or any foreign country, or by any other taxing authority, which are due or payable by Seller and all interests and penalties thereon, whether disputed or not, have been paid in full prior to delinquency and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed (without any extension or waiver). All deposits required to be made by Seller with respect to employees' withholding taxes have been duly made. Seller is not delinquent in the payment of any tax, assessment or governmental charge or deposit and Seller has no knowledge of any tax deficiency or claim outstanding, proposed or assessed against it.

         4.6 Employment. Except as disclosed in Exhibit 4.6 hereto, to Seller's knowledge no person or party (including, but not limited to, any governmental agency) has any claim or basis for any action or proceeding, against Seller (or any officer, director, employee, agent or shareholder of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, or the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act of 1990).

         4.7 Licenses and Permits.

                  (1) Seller has all local, state and federal licenses, permits, registrations, certificates; contracts, consents, accreditations and approvals (collectively, "LICENSES AND PERMITS") necessary for Seller to occupy, operate and conduct its business. To Seller's knowledge, there is no default under any of such Licenses and Permits. To Seller's knowledge, there exists no grounds for revocation, suspension or limitation of such Licenses or Permits. True and correct copies of these Licenses and Permits have been previously provided to Buyer and are listed on Exhibit 4.7(l). The most recent licensure surveys and deficiency reports related to each of these items have also been previously provided to Buyer and are listed on Exhibit 4.7(l). Seller is and at the Closing Date will have duly registered with the Tennessee Department of Health and Environment as a short term, acute care hospital authorized to operate 152 acute care beds (8 of which are ICU) and 91 psychiatric beds. Except as described in
Exhibit 4.7(l), no notices have been received by Seller or Shareholder with respect to complaints lodged with any regulatory authority or agency or with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any of the Licenses and Permits nor to Seller's knowledge are there any valid grounds for revocation, suspension or limitation.

                  (2) Seller has all certificates of need, exemptions or non-review letters from the State of Tennessee necessary to operate its business as it has been historically and currently conducted by Seller. Seller has complied with the requirements, and conditions thereof. True and correct copies of all unimplemented certificates of need, exemption and non-review letters issued or related to the Hospital, Related Assets, or to Seller have been previously provided to Buyer and are listed on Exhibit 4.7(2). True and correct copies of all implemented certificates of need and non-review letters issued to the Hospital, Related Assets, or to Seller have been previously provided to Buyer and are listed on Exhibit 4.7(2). All implemented certificates of need and non-review letters have been implemented in substantial accordance with their terms. All implemented certificates of need are clearly identified as such on Exhibit 4.7(2), and no progress has been made on such unimplemented certificates of need which would violate the terms or conditions of said certificates of need.

         4.8 JCAHO and Accreditations.

                  (1) The Hospital is duly accredited for operation of its various beds by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"). Included in Exhibit 4.8 are each Certificate of Accreditation, copies of the most recent JCAHO accreditation survey report, and a list of deficiencies, if any.

                  (2) The Hospital's laboratory operated by Seller is duly accredited by the Commission on Laboratory Accreditation of the College of American Pathologists ("CAP"). Included in Exhibit 4.8 are copies of the most recent letter and list of accredited services from CAP.

                  (3) The radiology facilities operated by Seller are duly accredited by the American College of Radiology ("ACR"). Included in Exhibit 4.8 are copies of the most recent letter(s) and list(s) of accredited services from ACR.

                  (4) Except as described in Exhibit 4.8(4), Seller and Shareholder have received no notice with respect to any threatened, pending or possible revocation, early termination, suspension or limitation of any of the accreditations listed in this Section 4.8 nor are there any grounds for such action.

         4.9 Medicare, Medicaid, and Other Third-Party Payors.

                  (1) The Hospital is duly certified to participate, and does participate in the Medicare Program and the Medicaid Programs in the States of Tennessee (including TennCare), Arkansas and Mississippi (the "PROGRAMS"). Copies of its existing Medicare and Medicaid contracts (the "PROGRAM AGREEMENTS") are included in Exhibit 4.9. The Hospital is and will be at the time of Closing, in material compliance with all of the terms, conditions and provisions of such contracts, as well as state and federal laws related thereto.

                  (2) Attached as part of Exhibit 4.9(2) is a copy of the Hospital's most recent Statement of Deficiencies and Plan of Correction (Form HCFA-2567) for the Hospital, if any.

                  (3) Except as set forth in Exhibit 4.9, no notice of any offsets against future reimbursement has been received by Seller or Shareholder nor, to Seller's or Shareholders knowledge, is there any valid basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open cost reports with respect to the Programs except as set forth in Exhibit 4.9. Neither the Hospital nor the Related Assets has been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve
(12) months, nor has it received notice of pending, threatened or possible decertification or other loss of participation in, any of the Programs, except as set forth in Exhibit 4.9.

                  (4) All existing third party payor contract(s) are described in Exhibit 4.9. The Hospital is and will be at the time of Closing, in compliance with all of the terms, conditions and provisions of such contract(s), except to the extent non-compliance would not have a material adverse effect on the Hospital.

                  (5) Seller has previously furnished Buyer the Medicare and Medicaid cost reports of Seller and Related Assets (to the extent applicable) for the years ending June 30, 1995 and June 30, 1996. Except as reflected in
Exhibit 4.9, the cost reports are complete and accurate for the periods indicated. All liabilities and contractual adjustments of the Hospital under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. Seller has previously furnished to Buyer true, accurate and correct statement of Seller's and Shareholder's cost basis for property, plant, equipment, land and land improvements.

                  (6) Seller and Shareholder have received no notice of any violation of federal or state fraud and abuse or self-referral laws, except as set forth in Exhibit 4.9(6), nor are Seller and Shareholder aware of any such violations in connection with the operation of its business.

         4.10 Peer Review. The Hospital (to the extent applicable) has entered into one or more valid memorandums of understanding with the Hospital's peer review organizations. A copy of each memorandum of understanding, if any, is included in Exhibit 4.10.

         4.11 Compliance with Zoning, Land Use and Other Laws. Seller has received no notice of any violation of any zoning, land use, public health, building code or other similar laws, ordinances and regulations applicable to the Hospital or the Related Assets or to the ownership, occupancy and/or operation thereof, and except as disclosed to Buyer there do not exist any variances, conditional use permits, waivers, exemptions or violations relating to the Real Estate with respect to any non-conforming use or other zoning, land use or building codes matters.

         4.12 Easements. To Seller's and Shareholder's knowledge, the Hospital and the Related Assets have all easements and similar rights necessary to continue operation of the business of the Hospital and the Related Assets as currently conducted.

         4.13 Title to Assets.

                  (1) Seller or Shareholder is, and at Closing will be, the only record, legal and beneficial owner of and has, and at Closing will have, good title to all the Assets other than the Real Estate, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, adverse claims and other encumbrances, except for the Permitted Exceptions. The Assets, together with the Excluded Assets, include all assets set forth on the Financial

Statements, include all assets owned or leased by Seller and are all assets utilized by Seller or Shareholder in the operation of the Hospital and the Related Assets.

                  (2) The Real Estate described in Exhibit 1.1(1) includes all real estate owned by Shareholder and used in connection with the Hospital and the Related Assets. Shareholder is, and at Closing will be, the sole and exclusive record, legal and equitable owner of and has, and at Closing will have, good, marketable and insurable title in fee simple or leasehold, as the case may be, to, all the Real Estate including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens, leases, assessments, easements, covenants, options, rights of refusal, restrictions, reservations, defects in title, encroachments and other encumbrances, whether or not the same render the title to such Real Estate uninsurable or unmarketable, except for the items listed on
Exhibit 4.13(2) (the "PERMITTED EXCEPTIONS").

                  (3) The Hospital, the Related Assets and the other Assets, together with the Excluded Assets, constitute all of the assets and business operations related to the operation of the Hospital. Neither Seller nor Shareholder has sold, exchanged or transferred any assets outside the ordinary course of business in excess of $50,000 in the aggregate within the last six months which were used by the Hospital or any businesses of Seller.

                  (4) The only names, tradenames or fictitious names under which the business of the Hospital, Related Assets, and businesses of Seller have been operated for the last five years are listed on Exhibit 4.13(4). Seller has complied with all fictitious name filing statutes.

                  (5) Exhibit 4.13(5) lists all post office boxes and addresses where accounts receivable sold to Buyer are to be paid and all names under which payment is to be received. Seller hereby grants to Buyer effective as of Closing the irrevocable power of attorney to execute and endorse any checks or receive any payments with respect to any accounts receivable which are sold to Buyer.

         4.14 Leases and Contracts.

                  (1) Exhibit 4.14 hereto sets forth a complete and accurate list of all material contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to any Asset or any interest therein, to which Seller or Shareholder is a party or by which Seller or the Assets are bound or affected, including, without limitation, service contracts, management agreements, equipment leases, leases of space, and ground leases pertaining to any part of the Real Estate (collectively, the "LEASES AND CONTRACTS"). (The agreements listed above shall be deemed material if (i) one of the parties thereto is a physician, physician group or other referral source or (ii) it involves payments in the aggregate of Ten Thousand Dollars ($10,000) or greater.) Seller and Shareholder will provide or cause to be provided to Buyer a copy of all written Leases and Contracts, and detailed summary of the provisions of all oral Leases and Contracts, prior to Closing. Except for Assumed Liabilities, all Leases and Contracts shall be retained and paid or performed by Seller.

                  (2) None of the Leases and Contracts has been modified, amended, assigned or transferred, except as noted on Exhibit 4.14, and, to Sellers knowledge, each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms;

                  (3) To Seller's knowledge and except as disclosed on Exhibit 4.14, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts, and Seller shall do no act nor omit to do any act which would cause such a default or breach. To Seller's knowledge, there are no counterclaims or offsets under any of the Leases and Contracts which are part of the Assumed Liabilities;

                  (4) None of the Leases and Contracts shall be amended in any material respect between the date hereof and Closing without the prior written consent of Buyer;

                  (5) Except as expressly identified on Exhibit 4.14, none of the Leases and Contracts is: (i) a capitalized lease within the meaning of generally accepted accounting principles; or (ii) a lease with a remaining term of one (1) year or more from Closing and which cannot be canceled within thirty
(30) days at the option of Seller without penalty; or (iii) a lease containing an option to purchase.

                  (6) All leases of office space or other space in the Hospital or Related Assets to third parties are described in Exhibit 4.14. To Seller's knowledge and except as set forth in Exhibit 4.14, all such leases are in full force and effect and are not in default. Seller has no outstanding unperformed obligations under any of such leases including without limitation any obligations to make any repairs or improvements or renovations (whether such improvements or renovations are to be made prior to or after Closing). Except as set forth on Exhibit 4.14, there are no outstanding negotiations with any such lessees regarding any matter relating to the leased space.

                  (7) All Leases and Contracts which are not Assumed Liabilities will be terminated on or prior to Closing or will be retained by and at the sole expense of Seller.

         4.15 Environmental Matters.

                  (1) Hazardous Substances. As used in this Section, the term "HAZARDOUS SUBSTANCES" means any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials, and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as supplemented and amended or the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. ss.6901 et seq.; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. 2601 et seq; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives.

                  (2) Compliance with Laws and Regulations.

                           (a) All operations or activities upon, or any use or
occupancy of the Real Estate, or any portion thereof, by Seller, Shareholder or any tenant or subtenant of Seller or Shareholder of any part of the Real Estate, are and have been in all material respects in compliance with all laws, regulations or orders relating to Hazardous Substances.

                           (b) The Real Estate is free of any lien imposed
pursuant to any laws, regulations or orders relating to Hazardous Substances.

                           (c) Except for uses and temporary storage of
Hazardous Substances reasonably necessary to the customary operation of a hospital and in material compliance with all applicable federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, and other applicable requirements of governmental authorities and except as disclosed on Exhibit 4.15, neither Seller, Shareholder, nor to Seller's knowledge, any prior owners, operators, or occupants of the Real Estate have allowed the manufacture, use, generation, voluntary transmission, storage or presence of any Hazardous Substances over, in or upon the Real Estate.

                           (d) Except as disclosed on Exhibit 4.15, neither
Seller nor Shareholder has received any written communication that alleges that Seller is not or was not in compliance with all applicable environmental laws.

                           (e) Seller and Shareholder have obtained all
environmental permits necessary for the operation of a hospital and related activities, all such permits are in good standing and Seller is in compliance with all terms and conditions of its environmental permits.

                           (f) Neither Seller nor Shareholder has installed or
permitted to be installed any asbestos or has knowledge of friable asbestos or any other substance deemed hazardous by federal or state laws or regulations respecting such material in or on the Real Estate except as disclosed on Exhibit 4.15.

                           (g) Except as disclosed on Exhibit 4.15, Seller and
Shareholder have not at any time engaged in, permitted or have knowledge of, nor to the best knowledge of Seller and Shareholder, has any tenant or subtenant engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of Hazardous Substances, at, on, in or about the Real Estate.

                           (h) Except as disclosed on Exhibit 4.15, none of the
Real Estate, nor any part thereof, nor Seller, nor Shareholder is subject to any pending or threatened investigation or inquiry by any governmental authority, or any remedial or removal obligations under any applicable rules, regulations or orders pertaining to health, safety or the environment.

                           (i) Except as disclosed on Exhibit 4.15, to Seller's
and Shareholder's knowledge, no work, repairs, remedy, construction or capital expenditures is required by any environmental or land use laws or regulations with respect to the Real Estate in order for the continued lawful use of the Real Estate as a hospital or the Related Assets on such Real Estate.

                           (j) Except as disclosed on Exhibit 4.15, to Seller's
and Shareholder's knowledge, the Real Estate is not listed nor has it ever been listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or any comparable state list.

                           (k) Except as disclosed on Exhibit 4.15, to the
knowledge of Seller and Shareholder, no petroleum hydrocarbons have migrated on or below the surface of any portion of the Real Estate. Except as disclosed on
Exhibit 4.15, to the knowledge of Seller and Shareholder, there are no underground storage tanks, or related pipes on any portion of the Real Estate. To the extent there is known to be an underground storage tank on the Real Estate (including any diesel storage tank associated with the medical office building complex), Seller shall provide evidence satisfactory to Buyer that (i) such tank has been tightness tested with all related lines, within the past six months, or (ii) such tank and lines are currently leak-free as evidenced by applicable tank detection systems. Any prior leaks have been remediated or cleaned up in compliance with all federal, state and local laws. Seller shall provide evidence satisfactory to Buyer that such tank(s) is registered with the State of Tennessee and that Seller is in full compliance with all underground storage tank laws and regulations. For any underground storage tanks which were formerly located on the Real Estate, or which were closed in place, Seller shall provide evidence satisfactory to Buyer that such tank(s) were removed, or closed, in full compliance with all federal, state and local laws in effect at the time of such removal or closure and that any reportable hydrocarbons in the Real Estate were properly removed or treated in accordance with applicable governmental requirements.

                           (1) To the knowledge of Seller and Shareholder, no
portion of the Real Estate has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials.

                           (m) Except for the temporary storage of Hazardous
Substances reasonably necessary for the customary operation of a hospital and in compliance with all applicable federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders, and decrees, the Real Estate is free of any Hazardous Substances in such quantities as would be in violation of any applicable federal, state or local environmental law or regulation or which would be required to be reported to any governmental agency.

                  (3) Seller and Shareholder shall promptly notify Buyer in writing of their receipt of any notice of violation or noncompliance with any applicable law, rule, regulation, standard or order, any threatened or pending action of which it is aware by any regulatory agency or their governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, or threats or threats of releases on or from any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish the Buyer with copies of any correspondence, notices, or legal pleadings in connection therewith.

                  (4) Seller shall prior to Closing provide Buyer with a copy of all environmental audits or reports, and any other engineering reports or inspections which have been prepared relating to the Real Estate and are in the possession of Seller, its employees, agents or consultants.

         4.16 Miscellaneous Representations Relating to Real Estate.

                  (1) No part of the Real Estate is currently subject to condemnation proceedings, and to Seller's knowledge, no condemnation or taking is threatened or contemplated. To Seller's knowledge, there are no public improvements which may result in special assessments against or otherwise affect the Real Estate.

                  (2) Seller has furnished to Buyer complete copies of all mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other similar documents which have been prepared by or at the direction of Seller or Shareholder within the last two (2) years relating to any of the Assets in the possession of Seller, its employees, agents or consultants.

                  (3) All utilities serving the Hospital and the Related Assets are, and shall be at Closing adequate to operate the Real Estate in the manner it is currently operated. Any so-called tap fees, hook-up fees or other associated charges accrued to date have been fully paid with respect to all potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Hospital and the Related Assets.

                  (4) Except for those tenants in possession of the Real Estate under Leases and Contracts described in Exhibit 4.14, there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Real Estate as lessees, tenants at sufferance, trespassers or otherwise. No tenant is entitled to any rebate, concession or free rent, other than as set forth in the lease or contract with such tenant; no commitments have been made to any tenant for repairs or improvements other than for normal repairs and maintenance in the future; and no rents due under any of the tenant Leases and Contracts have been assigned or hypothecated to, or encumbered by, any person, except for assignments to be released at Closing.

         4.17 Conditions of Assets. Except as set forth on Exhibit 4.17, to the knowledge of Seller and Shareholder, all material components of all of the Assets (a) are free from structural (including electrical and mechanical) defects, and (b) are in good working order sufficient for purposes of Seller's operation of the Hospital and Related Assets. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

         4.18 Construction. There is no construction in progress with respect to the Hospital or the Related Assets.

         4.19 Litigation. Neither Seller nor Shareholder has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights and public health and safety and occupational health). Except as set forth in Exhibit 4.19, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of Seller and Shareholder, threatened, involving or related to the Seller, Shareholder (to the extent involving the Hospital), or the Assets, and Seller and Shareholder have no knowledge of any meritorious basis therefor.

         4.20 Seller's Employees. Seller has furnished to Buyer: (a) a complete list of all of Seller's employees and Shareholder's employees (based at the Hospital or the Related Assets) and rates of pay, together with true and correct copies of any and all employment contracts, fringe benefits and personnel policies, (b) the employment dates and job titles of each such person, and (c) categorization of each such person as a full-time or part-time employee of Seller. Seller shall furnish Buyer with an updated list at Closing. Buyer shall offer employment to substantially all of Seller's employees pursuant to Section
6.17. There are no employees of Shareholder based at the Hospital. Seller shall be solely responsible for any notice which may be required under WARN, as hereinafter defined, and Tenn. Code Ann. ss.50-1-601 et. seq. for periods prior to Closing and shall indemnify Buyer therefrom. For purposes of this paragraph, "PART-TIME EMPLOYEE" means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. ss.2102 et seq., and Tenn. Code Ann. ss.50-1-601 et. seq. Except as provided in Exhibit 4.20, Seller has no employment agreements with its employees and all such employees are employed on an "at will" basis. Exhibit 4.20 lists all ex-employees of Seller utilizing or eligible to use COBRA (health insurance). Exhibit 4.20 sets forth a complete list of all of Seller's full and part time employees who have been terminated within ninety (90) days before Closing.

         The Seller and Buyer agree that the unemployment experience of the Seller will be transferred to the Buyer if such a transfer of unemployment experience is allowed by law and elected by the Buyer. If the payroll of the transferred hospital is reported in an unemployment insurance account with other payroll prior to the date of transfer, the portion of the unemployment experience transferred to the Buyer shall be the same portion as the transferred hospital's state unemployment taxable payroll bears to the total state unemployment taxable payroll of the Seller's unemployment insurance account. Funds which are in group accounts for the purpose of paying reimbursable unemployment benefits will be transferred to the Buyer if the Buyer elects such transfer. Obligations to reimburse the state for unemployment benefits relating to persons who do not become Buyer employees at Closing shall continue to be the obligations of Seller.

         The Seller agrees to make available to the Buyer the records of individual wages of all employees, as well as copies of state unemployment tax returns, to the extent necessary for the Buyer to verify future unemployment tax rates and to calculate the correct taxable payroll for the remainder of the calendar year in which the transaction occurs.

         4.21 Labor Relations. Neither Seller nor Shareholder (with respect to Hospital based employees) is a party to any labor contract, collective bargaining agreement, contract, letter of understanding (or to the knowledge of Seller and Shareholder, any other arrangement, formal or informal) with any labor union or organization which obligates Seller to compensate its employees at prevailing rates or union scale, nor are any of Seller's employees represented by any labor union or organization. There is no pending, or to the knowledge of Seller and Shareholder, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employees (or a union) of Seller. There is no pending, or to the knowledge of Seller and Shareholder, threatened suit, action, investigation or claim between Seller, Shareholder (with respect to Hospital based employees) and any present or former employees (or a union) of Seller or Shareholder (with respect to Hospital based employees) not disclosed on Exhibit 4.19. There has not been any labor union organizing activity at the Hospital or the Related Assets or elsewhere with respect to employees of the Hospital or the Related Assets within the last two (2) years.

         4.22 Insurance. Seller has in effect and has continuously, since October 7, 1994, maintained insurance coverage for its operations, personnel and assets. Exhibit 4.22 sets forth a summary of the Seller's current insurance coverage (listing type, carrier and limits). Exhibit 4.22 includes a list of any pending insurance claims relating to Seller. Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion. Seller will continue to maintain all its insurance policies and coverage amounts in full force and effect until the Closing. All of such policies are valid, outstanding, in full force and effect with insurers unaffiliated with Seller, and enforceable with no premium arrearages. Complete genuine copies of all policies and endorsements thereto have been provided to Buyer. At no time has Seller been denied, or reduced or requested a reduction in the scope of amount of, any insurance or indemnity bond coverage with respect to the Assets. No insurance carrier has canceled or reduced, or given notice of its intention to cancel or reduce, any insurance coverage with respect to the Assets and, to the knowledge of Seller and Shareholder, there exist no grounds to cancel or avoid any such policies or the coverage provided thereby. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

         4.23 Broker's or Finder's Fee. Other than Ernst & Young LLP, the fees and expenses of which will be the sole responsibility of Seller and Shareholder, Seller has not employed and is not liable for the payment of any fee to any finder, broker or similar person in connection with the transactions contemplated by this Agreement.

         4.24 Medical Staff Seller has previously delivered to Buyer, to the extent allowed by law, a true and correct copy of medical staff privilege and membership application forms, a description of medical staff privileges, all current medical staff bylaws, rules and regulations and amendments thereto, all credentials and appeals procedures not incorporated therein, the name of each current member of the medical staff of the Hospital, the age of each medical staff member to the knowledge of Seller and Shareholder, the specialty, if any, of each medical staff member, and all contracts with physicians, physician groups, or other members of the medical staff of the Hospital, and Seller will update such information prior to the Closing. There are no pending or, to the best knowledge of Seller and Shareholder, any threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants, staff members, or health professionals and neither Seller nor Shareholder know of any basis therefor.

         4.25 Conflicts of Interest. Except as disclosed in Exhibit 4.25, no shareholder, director, officer, employee or agent of Seller or Shareholder is either a supplier of goods or services to Seller, or directly or indirectly controls or is a shareholder, officer, director, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to Seller or a Related Entity or a party to any contract or other agreement with Seller.

         4.26 For Profit Status. At no time since its initial construction has the Hospital been owned or operated by a non-profit entity (under Section 501(c)(3) of the Internal Revenue Code or other applicable sections) or other entity eligible for loans or grants under the Hill-Burton program or any similar program providing for the recovery of any public funds advanced under said programs.

         4.27 [Intentionally Deleted]

         4.28 Intellectual Property; Computer Software. All trademarks, service marks, trade names, patents, copyrights, inventions, processes and applications therefor (whether registered or common law) owned by Seller are listed and described in Exhibit 4.28 (collectively the "INTELLECTUAL PROPERTY"). No proceedings have been instituted or pending or, to the knowledge of Seller and Shareholder, threatened which challenge the validity of the ownership by Seller of such Intellectual Property. Seller has not licensed anyone to use such Intellectual Property and Seller and Shareholder have no knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns (or possesses adequate and enforceable licenses or other rights to use) all Intellectual Property, and all computer software programs and similar systems used in the conduct of its business except as set forth on Exhibit 4.28.

         4.29 Inventories. The Inventory is, and on Closing will be, of a quality and quantity presently usable in the ordinary course of business at the Hospital and Related Assets, determined and valued consistent with generally accepted accounting principles.

         4.30 Motor Vehicles. All motor vehicles used in the business of Seller, identified as either owned or leased, are listed in Exhibit 1.1(2) hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

         4.31 Employee Benefit Plans.

                  (1) Except as set forth in Exhibit 4.31, Seller does not maintain, and is not required to contribute to or otherwise participate in an "employee benefit plan" or a "multi-employer plan" (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation, any pension, profitsharing, retirement, stock purchase or stock option plan, or any other retirement, compensation, welfare or fringe benefit plan, program or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for, or for the welfare of, any or all of the employees of Seller, any member of a group defined in Section 414(b),
(c), (e), (m) or (o) of the Code to which Seller belongs or has belonged, or any predecessor of Seller, or for the welfare of the beneficiaries of such employees (each an "EMPLOYEE PLAN"). Seller shall be liable for any withdrawal liability with regard to such employees under the Multi-Employer Pension Plan Amendments Act of 1980. Seller has no liability for unpaid compensation or fringe benefits, including without limitation accrued vacation, sick leave, post retirement medical or other benefits, severance pay, or golden parachute payments within the meaning of Section 280G of the Code, not disclosed on Exhibit 4.31.

                  (2) Except as specified in Section 1.3(2) relating to accrued vacation and sick leave, and as set forth on Exhibit 4.31, Buyer will not be liable and will not be responsible for any debt, obligation, contribution, responsibility, withdrawal liability or other liability of Seller under any Employee Plans, including, without limitation, any penalty, fee or funding obligation. The Seller will be liable under the Employee Plans for all claims due and unpaid at Closing and for all claims incurred before or after the Closing, whether or not paid or presented before Closing, and for any liabilities arising from any failure before or after the Closing to comply with the requirements of ERISA, the Code, the Tennessee Code Annotated or regulations thereunder.

                  (3) Seller has provided or caused to be provided notice of the availability of COBRA coverage for all of its present and former employees, and their dependents entitled to such notice because of a qualifying event occurring on or before the Closing, and Seller shall be responsible for providing COBRA coverage for all such employees, or their dependents, who elect or have elected such coverage. All COBRA coverage has been and will be fully insured. The only persons entitled to receive COBRA coverage or in the future elect COBRA coverage as a result of a qualifying event occurring on or prior to Closing are persons listed on Exhibit 4.20(a). Upon Closing, all of Seller's employees shall cease participation in all Employee Plans maintained by Seller, except to the extent provided herein or as to benefits owed such employees.

         4.32 Compliance with Laws. Seller has complied with all existing laws, rules, regulations, ordinances, orders, judgements and decrees applicable to its business or the Assets in all ways other than those which in the aggregate have and will have only an immaterial impact on its business and its operations and prospects.

         4.33 No Omissions or Misstatements. None of the information included in this Agreement and Exhibits contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and, to Seller's knowledge, constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder. The representations and warranties of Seller and Shareholder set forth in this Agreement or in any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that the Buyer knew or should have known that any such representation or warranty is, or might be, inaccurate in any respect.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller and Shareholder to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and Parent hereby jointly and severally represent and warrant to Seller and Shareholder, which representations and warranties shall be true and correct on the date hereof, and on Closing, as if then restated, and which shall survive Closing, as follows:

         5.1 Organization, Qualification and Authority. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. Each of Parent and Buyer has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted, and is in good standing in Tennessee and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency. Each of Parent and Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer or Parent hereby. Subject to obtaining the approval of Buyer's board of directors, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer or Parent have been duly authorized by all necessary action on the part of Buyer or Parent. No other action on the part of Buyer or Parent or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Buyer or Parent, upon due execution, delivery and authorization thereof shall constitute valid binding obligations of Buyer or Parent, enforceable in accordance with their respective terms.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer or Parent will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (a) any term or provision of the Articles of Incorporation or Bylaws of Buyer or Parent; (b) any Contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer or Parent is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer or Parent is subject.

         5.3 Brokerage Fees. Buyer has not employed and is not liable for the payment of any fee to any finder, broker or similar person in connection with the transactions contemplated by this Agreement.

                        ARTICLE VI. COVENANTS OF PARTIES

         6.1 Preservation of Business and Assets. From the date hereof until the Closing, each of Seller and Shareholder shall use its commercially reasonable efforts and shall do or cause to be done all such acts and things as may be reasonably necessary to preserve, protect and maintain intact the Assets and the business and operation of the Hospital and Related Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, and to preserve, protect and maintain the good will of the Hospital's and Related Assets' medical staff, suppliers, employees, clientele, patients, tenants and others having business relations with Seller. Seller shall use its commercially reasonable efforts to retain its employees in their current positions up to Closing and shall use its commercially reasonable efforts to obtain all documents called for by this Agreement. From and after the date of this Agreement until Closing, Seller will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair, consistent with past practice. Buyer, Parent, Seller and Shareholder shall use their commercially reasonable efforts to the consummation of the transactions contemplated by this Agreement. Until termination of this Agreement, Seller and Shareholder agree that they will not sell or transfer, or negotiate the sale or transfer of, either the Assets or any capital stock of Seller. From and after the date of this Agreement until Closing, Seller shall pay no dividend, and shall make no distribution or extraordinary payment to any of the Shareholder, affiliate or any third party or pay any intercompany payable other than in the ordinary course of business and Seller will not sell, discard, dispose of or move any of the Assets, other than in the ordinary course of business. None of the Leases and Contracts being assumed by Buyer shall be amended between the date hereof and Closing without the prior written consent of Buyer, except for renewals in the ordinary course of business.

         6.2 Absence of Material Change. From the date hereof until the Closing, neither Seller nor Shareholder shall make any material change in the business and operation of the Hospital and Related Assets and in the utilization of the Assets and shall not enter jointly or separately into any other significant contract or commitment or any other transaction with respect thereto without the prior written consent of Buyer, which shall not be unreasonably withheld.

         6.3 Access to Books and Records.

                  (1) From the date hereof until the Closing, Seller shall give to Buyer and to Buyer's counsel, accountants, and other representatives, full access during normal business hours to all of Seller's offices, properties, books, contracts, commitments, records and affairs relating to the Assets so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of the Assets as Buyer may reasonably request, subject to patient and physician confidentiality rights. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be promptly returned by Buyer upon request if the transaction is not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller in accordance with Section 4.3, and any other management reports as and when they are available. Additionally, from the date hereof until Closing, Seller grants Buyer full access to Seller's personnel and computers as is reasonably necessary to assist Buyer in the transition to be prepared for the ownership change, to the extent such access does not interfere with patient care.

                  (2) Following the Closing, for a period of four (4) years, Buyer shall permit Seller's and Shareholder's representatives (including, without limitation, their counsel and auditors), during normal business hours and upon appropriate advance notice, to (i) have reasonable access to, and examine and make copies of all books and records of the Hospital and Related Assets, including all medical records and medical charts of any patient admitted to the Hospital and Related Assets, which are transferred to Buyer hereunder and
(ii) have reasonable access to the Hospital's employees, relating to transactions or events occurring prior to the Closing, to the maximum extent permitted by law as long as such requests do not unreasonably interfere with the operation of the Hospital. For a period not to exceed the earlier of (a) four
(4) years after the later of the receipt from Medicare of a Notice of Program Reimbursement or the receipt from Medicare of a Notice of Reopening, and (b) eight (8) years after the Closing, Buyer agrees that, prior to the destruction or disposition of any such books or records, Buyer shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Seller and Shareholder of such proposed destruction or disposal. If Seller or Shareholder desires to obtain any of such documents, it may do so by notifying Buyer in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Buyer shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Seller or Shareholder or their successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller or Shareholder (as the case may be).

                  (3) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), during normal business hours, and upon appropriate advance notice, to have reasonable access to, and examine and make copies of, all books and records of Seller and its affiliates relating to the Hospital, Related Assets, or the other Assets, which books and records, are retained by Seller and which relate to transactions or events contemplated by this Agreement occurring prior to the Closing, to the maximum extent permitted by law. For a period of three (3) years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Buyer.

         6.4 Consents. Seller shall use its commercially reasonable efforts to obtain all consents required for the assignment of the Leases and Contracts constituting Assumed Liabilities, and transfer of the Seller's interest in EPPO. In the event Seller is unable to obtain any one or more consents required pursuant to Section 11.6(l), and if the failure to obtain such consent materially adversely affects the anticipated operations of the Assets (as reasonably determined by Buyer), Buyer, at its sole option, may elect to terminate this Agreement in its entirety.

         6.5 Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), between the date hereof and the Closing and Buyer reasonably determines that (i) the amount necessary to repair the damage exceeds $600,000, and (ii) such damage cannot be repaired within 60 days, Buyer, at its sole option, may elect to terminate this Agreement in its entirety.

         6.6 Condemnation. From the date hereof until the Closing, in the event that any portion of the Assets becomes subject to or is threatened with any condemnation or eminent domain proceedings which in Buyer's reasonable opinion materially adversely affects the businesses or operations or prospects of any of the Assets, then Buyer, at its sole option, may elect to terminate this Agreement in its entirety.

         6.7 Good Faith. All parties shall act in good faith and use their commercially reasonable efforts to satisfy all conditions to their respective obligations to close.

         6.8 Preserve Accuracy of Representations and Warranties. Seller and Shareholder shall refrain from taking any action which would render any representations and warranty contained in Article IV hereof inaccurate as of Closing. Seller and Shareholder will promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Seller or its directors, officers, Shareholder or affiliates, that may involve or relate in any way to Seller, Shareholder, the Assets or the business and operations of Seller or the Assets. Each party hereto shall promptly notify the other parties hereto of any facts or circumstances which come to either's attention and which cause, or through the passage of time may cause, any of that party's or the other party's representations and warranties to be untrue or misleading at any time from the date hereof to Closing.

         6.9 Maintain Books and Accounting Practices. From the date hereof until the Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner in accordance with generally accepted accounting principles consistently applied and on a basis consistent with prior years and shall make no change in its accounting methods or practices or the accounting methods or practices.

         6.10 Indebtedness; Liens. Other than in the ordinary course of business, from the date hereof until the Closing, with respect to the Assets, including business operations conducted with the Assets, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval which will not be unreasonably withheld. Until Closing, Seller shall make all payments required with respect to its long-term debt, including, without limitation, any bonds, loans or other obligations as described in Section 1.4(l) and fully and timely comply with and satisfy all its obligations with respect thereto. Seller shall take all action necessary to cause all collateral and security against the Assets to be fully released to Buyer's satisfaction as contemplated hereunder, and Buyer will cooperate with Seller in this regard.

         6.11 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) Seller shall comply with all applicable statutes, laws, ordinances and regulations, except to the extent non-compliance would not have a material adverse effect on the assets or operations of Seller; (b) Seller shall keep, hold and maintain all certificates, certificates of need, certificates of exemption, accreditations, participations, licenses, and other permits necessary for the business and operation of the Assets; (c) Seller and Shareholder shall use their commercially reasonable efforts to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement; and (d) Seller and Shareholder shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on its part under all applicable laws and under its contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement.

         6.12 No Sale, Merger or Consolidation. From the date hereof until the Closing, Shareholder shall not sell, pledge or transfer any of the capital stock in Seller, and Seller shall not sell all or substantially all of its assets, merge or consolidate with any other entity; neither of Seller and Shareholder shall solicit any inquiries, proposals or offers relating to such transactions; and both shall promptly notify Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which it may receive relating to any of the matters referred to in this Section.

         6.13 Maintain Insurance Coverage. From the date hereof until the Closing, Seller shall maintain and cause to be maintained in full force and effect, without change of coverage or insurance carrier unless approved of in writing by the Buyer (which approval shall not be unreasonably withheld), the existing insurance on the Assets and the operations of the Hospital and the Related Assets and shall provide, upon request by Buyer, evidence satisfactory to Buyer that such insurance continues to be in effect and that all premiums due have been paid.

         Prior to Closing, Seller will obtain "tail" insurance coverage for a malpractice and general liability insurance policy with limits no less than $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate and umbrella coverage with limits no less than $9,000,000.00 from a carrier acceptable to Buyer and naming Buyer as additional insured.

         6.14 Medicare and Medicaid Reporting. From the date hereof until the Closing, on behalf of the Hospital and Related Assets, Seller shall timely file or cause to be filed all cost reports and other reports of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid, and Blue Cross prior to Closing. Seller has paid or properly estimated and recorded on its Financial Statements all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims up to Closing; provided, however, that if any material adverse adjustments or offsets regarding operations on or after Closing are the result of the willful acts or omissions, or gross negligence, of Seller and/or its employees, representatives or agents, Seller and Shareholder shall provide indemnification to Buyer with respect thereto pursuant to Section 13.2. Buyer shall prepare and file the terminating cost reports for the Hospital. Seller shall assist the Buyer in any way needed to complete the cost report in a timely manner. Seller will not amend any cost report for any periods before and through Closing.

         6.15 Current Return Filing. Seller shall be responsible for the preparation and filing of the federal, state and local income tax returns for all the tax periods of Seller ending on or before the Closing. Seller shall prepare and timely file the Federal, state and/or local income tax returns and shall pay such tax when due.

         6.16 Performance. Seller, Shareholder, Parent and Buyer shall take appropriate steps to satisfy their respective obligations, and the conditions to Closing, including without limitation, the filing of Hart-Scott-Rodino notices, if any, and the obtaining of necessary contracts and application for necessary licenses and permits.

         6.17 WARN Act. Prior to Closing, Seller will not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit" or any "workplace," department or service within a single site of employment, as such terms are used in, and as would require notice under, WARN and Tenn. Code Ann. ss.50-1-601 et seq., and Seller and Shareholder represent that there have been no such closures or shutdowns within the period of at least 90 days before Closing. Buyer agrees to offer employment to substantially all of Seller's employees on substantially the same terms and conditions as provided by Seller, and Buyer agrees to hire at Closing all of Seller's employees who accept such offer of employment. Within twenty-one (21) days after the date hereof, Buyer will notify Seller of the specific employees of Seller, not to exceed twenty (20) employees, who will not be offered employment by Buyer. In reliance upon this covenant, Seller will not have any obligation to comply with the WARN Act or Tennessee Code Ann. ss.50-1-601 et seg. in connection with the transactions contemplated by this Agreement. After Closing, Buyer shall not take any action which will violate the WARN Act with respect to the employees of the Hospital.

         6.18 Employee Plans. If any employees of Seller have existing vested account balances in any employee pension benefit plan, including any 401(k) plan, Seller and Shareholder will use reasonable efforts to assist such employees who desire to roll over any of such vested account balances.

         6.19 Power to Endorse Checks. As specified in Section 4.13(5), Buyer has been granted the power, effective as of Closing, to execute and endorse for payment all payments on accounts receivable sold to Buyer.

         6.20 Environmental Assessment; Additional Environmental Inspections. Seller and Shareholder shall permit Buyer prior to Closing to conduct an environmental assessment on any of the Real Estate, in accordance with the proposal submitted by Williams & Associates, dated August 8, 1996 and October 25, 1996 previously provided to Seller, the results of which shall be approved or disapproved by Buyer within ten (10) days after its receipt thereof. Buyer and Seller will share equally in the cost of such environmental assessment. If such environmental assessment discloses the presence of any Hazardous Substances on the Real Estate, including hydrocarbons, in quantities or concentrations which require remediation or removal under Environmental Law, Buyer shall have the right, subject to Seller's prior written approval, to conduct additional investigation (including the taking of soil and groundwater samples). The cost of such additional investigation shall be borne by Buyer. The results of such additional investigation shall be approved or disapproved by Buyer with ten (10) days of the receipt thereof. Buyer shall promptly deliver to Seller a copy of any environmental assessment obtained by Buyer pursuant to the provisions hereof. In the event that any remediation or removal is required pursuant to Environmental Law for matters disclosed in reports furnished to Buyer by Williams & Associates, Buyer shall bear the cost of such remediation or removal. In the event that Buyer elects to remove any friable asbestos contained in the Real Estate which remediation and removal is not required under Environmental Law, the amount of the Purchase Price shall be increased by the amount of the cost of such removal and such additional funds shall be placed into escrow pursuant to Section 3.1(6) and the cost of the removal shall be paid from the funds placed in escrow.

                         ARTICLE VII. TITLE AND SURVEY

         7.1 Title Report and Policy. Seller has delivered to Buyer an ALTA Commitment for Title Insurance issued by Lawyers Title Insurance Corporation (the "TITLE COMPANY") setting forth the condition of title to each tract of Real Estate (the "COMMITMENT"). At the Closing, Seller shall deliver to Buyer, at Buyer's expense, an Owner Policy of Title Insurance in the form of the Commitment in an amount equal to the Purchase Price allocated to the Real Estate, as improved, and containing no additional exceptions other than the Permitted Exceptions (the "Title Policy"). The Title Policy will also contain, to the extent said endorsements can be provided without any expense to Seller:
(a) a so-called "tax parcel endorsement" listing all of the tax parcel identification numbers affecting the Real Estate covered by the Policy and that no other property is included in the Real Estate and that no other tax parcel identification numbers affect such Real Estate, (b) a contiguity endorsement,
(c) a 3.1 zoning endorsement or its equivalent as then in use by the title company in form and substance acceptable to Buyer,
(d) extended coverage deleting all standard and general exceptions, (e) affirmative coverage against any Hill-Burton or other similar lien under any other law or act described in Section 4.26 of this Agreement, and (f) an owner's comprehensive endorsement; provided, however, Buyer shall have the right to, at its own expense, obtain any endorsements for which there is a charge by the Title Company. At Closing, there shall be issued to Buyer, at Buyer's expense, a modified title commitment so as to update the Commitment to the time of recording so that there is no gap period. In the event Buyer requests, and at Buyer's expense, the Title Company shall issue a mortgagee title policy in an amount up to the Purchase Price which is allocated to the Real Estate as improved, at simultaneous issue rates. Shareholder shall execute such certificates and affidavits as may be reasonably required in connection with the issuance of the Title Policy and endorsements, whether such endorsements are obtained by Shareholder or Buyer.

         7.2 Survey. Seller has delivered to Buyer, at Seller's expense, an as-built survey of the Real Estate prepared by Davis Engineering Inc. dated August 28, 1996 (the "SURVEY"). Buyer has approved the Survey in all respects.

         7.3 U.C.C. Searches. U.C.C. Financing Statement searches, local and central, including fixtures, and federal and state tax lien and judgment searches, with respect to Seller and Shareholder, including all "DBA's", tradenames and fictitious names of Seller (including, but not limited to, all names set forth in Exhibit 4.13(4)), from each of the jurisdictions in which Seller does business or has done business within the preceding five (5) years (the "UCC SEARCHES"), shall be obtained, at Seller's cost, and delivered to Buyer within 10 days after the date hereof. The results shall be updated so that said results do not predate Closing by more than 14 days.

         7.4 Defects and Cure. Buyer shall notify Seller within 7 days of receipt of the last UCC Search of any liens or claims disclosed in the UCC Searches which either: (a) do not constitute Permitted Exceptions, or (b) even if they constitute Permitted Exceptions, adversely affect the value of the Assets or the financeability thereof in the reasonable opinion of Buyer (collectively, "DEFECTS"). Seller, at its sole cost and expense, may elect to not cure the objection and shall give written notice to Buyer within seven (7) days of its receipt of Buyer's objections of its decision whereupon Buyer may waive such objection and close or may terminate this Agreement, which election shall be made within seven (7) days of receipt of notice from Seller. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objection, whereupon Buyer may waive such objection and close or may terminate this Agreement, which election by Buyer shall be made within ten (10) days following notice of objection to Seller. Upon termination of this Agreement under the terms of this Section 7.4, no party to this Agreement shall have any further claims under this Agreement against any other party. Any Defect to which Buyer does not object or which Buyer waives shall be deemed to be a Permitted Exception.

                              ARTICLE VIII. CLOSING

         8.1 Closing. If all of the conditions to Closing set forth in Articles IX and X hereof are satisfied, the closing shall occur on May 30, 1997, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree. Upon transfer of the assets and payment of the Purchase Price (the "CLOSING"), the Closing shall be deemed to be effective and the transfer of the Assets shall be deemed to have occurred as of 12:01 a.m. local time on the day of Closing. On the day of Closing, the Collateral Trustee (for the account of Shareholder and Seller) shall receive good funds in the amount of the Purchase Price.

         8.2 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated on or prior to Closing as follows:

                  (a) By Seller (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer, Seller or Shareholder; (ii) pursuant to Section 6.20 or 10.9; or (iii) in the event Buyer breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Buyer under the terms of this Agreement, and Seller has provided written notice thereof to Buyer giving reasonable specificity and Buyer has not cured same within ten (10) days and such breach is not waived by Seller in writing.

                  (b) By Buyer (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer, Seller or Shareholder; (ii) pursuant to Section 6.4, 6.5, 6.6 or 6.20; or (iii) in the event Seller or Shareholder breach or violate any material provision of this Agreement or fail to perform any material covenant or agreement to be performed by Seller and/or Shareholder under the terms of this Agreement and Buyer has provided written notice thereof to Seller and/or Shareholder giving reasonable specificity and Seller and/or Shareholder have not cured same within ten (10) days and such breach is not waived by Buyer in writing.

                  (c) By Buyer or Seller if the Closing hereunder shall not have taken place by June 1, 1997, or, by such later date as shall be agreed upon by an appropriate amendment to this Agreement if the parties agree in writing to an extension, provided that a party shall not have the right to terminate under this Section 8.2(c) if the conditions precedent to such party's obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.

In the event of a termination pursuant to Section 8.2(a)(iii), the Earnest Money shall be paid to Seller, or in the event of a termination for any other reason, the Earnest Money shall be returned to Buyer.

           ARTICLE IX. SELLER'S AND SHAREHOLDER'S CONDITIONS TO CLOSE

         The obligations of Seller and Shareholder under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived specifically in writing by Seller in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Seller and/or Shareholder pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all material respects; and Buyer and Parent shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         9.2 Regulatory Approvals. Buyer shall have obtained (at its own cost), or shall have reasonable assurances that it will obtain (at its own cost), all consents, licenses, permits, approvals, provider contracts, determinations or certificates of need from the appropriate governmental agencies, including the filing of Hart-Scott-Rodino notices, required for Buyer to acquire and operate the Assets as contemplated hereunder. Buyer shall have filed a Hart-Scott-Rodino notice with the Federal Trade Commission within 3 business days after the date hereof.

         9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder would constitute a violation of law.

         9.4 Compliance with Article XII. The Buyer shall have made to the Seller and Shareholder the deliveries required by Article XII hereof.

         9.5 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Seller or Shareholder effectively to sell the Assets. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this Section.

         9.6 Completion of Exhibits. All exhibits to this Agreement will be completed to the mutual satisfaction of the parties.

         9.7 Certain Approvals. This Agreement and the consummation of the transactions contemplated hereunder shall have been approved by (a) the Board of Directors of Shareholder within 5 business days after the date hereof and (b) the participants of Bank of Tokyo within 10 business days after the date hereof.

         9.8 Minimum Purchase Price. Shareholder shall have determined that the Purchase Price, as calculated pursuant to Section 3.1, less the premium for the tail insurance required pursuant to Section 10.8 and the other expenses payable pursuant to Section 15.2, shall be not less than $11,592,000.

                     ARTICLE X. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         10.1 Representations and Warranties True at Closing: Compliance with Agreement. The representations and warranties of Seller and Shareholder contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyer pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all material respects; and Seller and Shareholder shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         10.2 No Material Adverse Change. There shall have occurred no material adverse change or change known to have a future material adverse effect on the condition or prospects, financial or otherwise, of Seller or the Assets. There shall not be any material claims, litigation or governmental proceedings pending or threatened against Seller and/or Shareholder which would adversely affect the Assets or the consummation of the transactions contemplated hereby at Closing.

         10.3 Regulatory Approvals. Buyer shall have obtained (at its own cost), or shall have reasonable assurances that it will obtain (at its own cost) within 30 days after the date hereof (a) certification for participation in the Medicaid Programs of the states of Tennessee (including TennCare), Mississippi and Arkansas, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, (c) all other consents, licenses, permits, approvals, material provider contracts, determinations or certificates of need reasonably necessary in the judgment of Buyer, and (d) any applicable waiting period required by Hart-Scott-Rodino Antitrust Improvements Act shall have expired and no other review, approval or other action of the Federal Trade Commission or the Antitrust Division of the United States Department of Justice shall be required in order to consummate the transactions contemplated hereby.

         10.4 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder would constitute a violation of law.

         10.5 Compliance with Articles VII and XI. The Seller and/or Shareholder shall have made to Buyer the deliveries required by Articles VII and XI hereof within the time periods required thereunder.

         10.6 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, or, in either case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this Section.

         10.7 Release of Liens. Seller shall obtain the full release of any liens or security interests securing any of the indebtedness described in
Section 1.4(1).

         10.8 Tail Insurance. Seller shall deliver evidence of its tail insurance coverage required by Section 6.13 hereof.

         10.9 Certain Approvals. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by (a) the Board of Directors of Buyer within 5 business days after the date hereof, and (b) Buyer's bank group within 10 business days after Buyer's receipt of the environmental assessment and any additional inspections conducted pursuant to Section 6.20. If all of such approvals are not obtained by May 15, 1997, Seller may terminate this Agreement.

         10.10 Completion of Exhibits. All exhibits to this Agreement will be completed to the mutual satisfaction of the parties.

          ARTICLE XI. OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING

         At Closing, Seller and Shareholder shall deliver or cause to be delivered to Buyer or Buyer's designee, at Seller's expense, the following in a form and substance reasonably satisfactory to Buyer or Buyer's designee:

         11.1 Documents Relating to Title. Seller or Shareholder shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, to Buyer or Buyer's designee:

                  (1) Special warranty deeds, in form satisfactory to Buyer or Buyer's designee and the Title Company, and conveying to Buyer good, valid and marketable title in fee simple to the Real Estate free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal, restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for Permitted Exceptions.

                  (2) Special warranty bills of sales and assignments, in form satisfactory to Buyer, warranting and conveying to Buyer good and valid title to all Assets (other than Real Estate) free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal, restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for Permitted Exceptions.

                  (3) Certificates of title to all vehicles which constitute Assets endorsed by Seller (or its affiliates, as is appropriate) together with completed originals of any forms required by the State of Tennessee to transfer the same, free and clear of liens.

                  (4) An assignment to Buyer of each lease and contract (subject to Buyer's assumption) constituting an Assumed Liability.

                  (5) Title Policy as specified in Section 7.1 hereof.

          11.2 Possession. Seller shall deliver to Buyer full possession and control of the Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, encumbrances, mortgages, easements, liabilities, and burdens of any kind whatsoever, except for Permitted Exceptions.

          11.3 Opinion of Seller's Counsel. Seller shall deliver to Buyer and its lender the favorable opinion of counsel for Seller and Shareholder, dated as of Closing, in form and substance reasonably acceptable to Buyer and its lender.

          11.4 Good Standing and Resolutions. Each of Seller and Shareholder shall deliver to Buyer Certificates of Good Standing from the Secretary of State of its state of organization, and from each jurisdiction in which it is qualified to do business, certified copies of its Bylaws and Charter, and a certified copy of the resolutions of the Board of Directors and Shareholder of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Tennessee relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

          11.5 Closing Certificate. Seller shall deliver to Buyer a certificate of an officer of Seller and of Shareholder, dated as of Closing, certifying that
(a) each covenant and obligation of Seller and/or Shareholder has been complied with by such parties in all material respects, and

(b) each representation and warranty of Seller and Shareholder is true and correct on the Closing in all material respects as if made on and as of the Closing.

         11.6 Third Party Consents. Seller shall deliver to Buyer:

                  (1) Any consents, estoppels, approvals, releases, filings and authorizations of third parties which are necessary for the execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, as set forth on Exhibit 11.6(l).

                  (2) To the extent obtainable after diligent efforts, the consents required by Section 6.4;

                  (3) To the extent obtainable after diligent efforts, the estoppel and attornment letters from tenants of the Real Estate and Related Assets, in form of Exhibit 11.6(3).

         11.7 Taxes and Other Payments. Seller or Shareholder shall deliver to
Buyer:

                  (1) Proof of cash payment directly to the tax authorities or cash payment (or credit on the Purchase Price) to Buyer in the amount of all delinquent real estate taxes and assessments which are a lien on the date of Closing, general and special.

                  (2) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. In the event that Seller or Shareholder cannot furnish such a certificate or is not entitled to rely upon such a certificate under the provisions of Section 1445 and the regulations thereunder, Seller or Shareholder shall take and/or permit Buyer or Buyer's nominee to take any and all steps necessary to allow Buyer or Buyers nominee to satisfy the requirements or Section 1445.

                  (3) Receipt or other evidence from the Commissioner of the Tennessee Department of Revenue showing that all liability for sale and use taxes and employment taxes due from Seller have been paid.

                  (4) Receipt or other evidence from the Tennessee Department of Employment Security evidencing that all contributions under the Tennessee unemployment compensation law due from Seller have been paid.

         11.8 Releases and Other Matters. Seller or Shareholder shall deliver to buyer releases of mortgages, security interests, etc. which are not Permitted Exceptions.

         11.9 Notice to Third-Party Payors. Seller shall deliver executed notices of the sale of the Hospital, to be furnished to all third-party payors including the Programs, in the form of Exhibit 11.9 hereto.

         11.10 Additionally Requested Documents: Post Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter without any additional cost or liability to Seller or Shareholder, Seller and Shareholder shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and/or Shareholder and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.

                  ARTICLE XII. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer and Parent shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller and Shareholder:

         12.1 Purchase Price. Buyer and Parent shall deliver to the Collateral Trustee for the account of Shareholder and Seller cash or other immediately available funds in the aggregate amount of the Purchase Price as specified in this Agreement.

         12.2 Corporate Good Standing and Certified Board Resolutions. Each of Buyer and Parent shall deliver to Seller a certificate of good standing from the Secretary of State of its state of organization dated the most recent practical date prior to Closing and a certified copy of the resolutions of the Board of Directors of the Buyer and Parent approving this Agreement and consummation of the transactions hereunder contemplated.

         12.3 Opinion of Buyer's Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in form and substance reasonably acceptable to Seller.

         12.4 Assumption of Liabilities. Buyer shall assume and covenant to fully perform and comply with all of the Assumed Liabilities by instruments reasonably acceptable to Seller and Shareholder.

         12.5 Closing Certificate. Buyer shall deliver to Seller a certificate of an officer of the Buyer and Parent, dated as of Closing, certifying that (a) each covenant and condition precedent of Buyer and Parent has been complied with by such parties in all material respects and (b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.

         12.6 Seller's Employees. For Seller's employees who accept Buyer's offer of employment, Buyer shall recognize the employee's length of service with Seller (but not any predecessor) for eligibility and vesting under Buyer's employee benefit programs, including vacation and pension.

         12.7 Health Insurance. Employees who accept Buyer's offer of employment shall be entitled to such medical, dental, disability and life insurance and other employee benefits as are comparable to those benefits currently provided to employees of Parent in similar positions, without any exclusion for preexisting conditions or evidence of insurability.

         12.8 Transfer Taxes. Buyer shall pay all state and local sales taxes and transfer taxes incurred in connection with the transactions contemplated hereby and shall provide Seller with proof of payment thereof.

            ARTICLE XIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Buyer, Parent, Seller and Shareholder contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing and shall survive the date of Closing for a period of two (2) years after Closing, and shall not be merged into any deeds or other documents delivered in connection with the Closing; provided that claims relating to (a) Medicare and Medicaid cost reports with respect to the period that the Hospital was owned or operated by the Prior Operators, (b) title to Assets which constitute personal property, (c) lack of corporate power and authority, (d) ERISA and employee benefit matters, and (e) taxes (all of the foregoing claims specified in (a)-(e) being collectively the "EXCLUDED CLAIMS") shall survive until sixty (60) days after the applicable statute of limitations relating to the underlying claim, and shall be subject to the limits on indemnification as set forth in Section 13.4(8).

         13.2 Indemnification by Seller and Shareholder. Subject to Sections 13.4(7) and (8), Seller and Shareholder, jointly and severally, promptly shall indemnify, defend and hold harmless (and upon demand shall reimburse) Buyer and the directors, officers, shareholders, employees and agents of Buyer against any and all claims, actions, demands, suits, proceedings, assessments, judgments, losses, costs, and expenses (including reasonable cost of investigation, court costs, legal fees and expenses incident to any of the foregoing or incurred in attempting to avoid the same or oppose the imposition thereof or in enforcing this indemnity) and other damages (individually a "LOSS" and collectively, "LOSSES") resulting from (i) any breach by either Seller or Shareholder of any of its covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Seller and/or Shareholder delivered pursuant to this Agreement (or which would not have been suffered or incurred if such representation or warranty were true or had not been breached or such covenant or obligation had been fully performed), and (ii) any claim which is brought or asserted by any third party against Buyer for failure to pay or perform any of the Excluded Liabilities or otherwise related to any of the Excluded Liabilities.

         13.3 Indemnification by Buyer and Parent. Subject to Section 13.4(7) and (8), Buyer and Parent shall promptly indemnify, defend, and hold harmless (and upon demand shall reimburse) Seller and Shareholder and the directors, officers, shareholders, employees and agents of Seller and Shareholder against any and all Losses resulting from (i) any breach by Buyer or

Parent of any of its covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement (or which would not have been suffered or incurred if such representation or warranty were true or had not been breached or such covenant or obligation had been fully performed), (ii) any claim which is brought or asserted by any third party(s) against Seller or Shareholder for failure to pay or perform any of the Assumed Liabilities, and (iii) any claim arising out of the ownership, licensing or operation of the Assets or the conduct of the business of the Hospital after Closing, except for failure to obtain consents for the assignment of the contracts and except those directly resulting from a breach by the Seller of any representations or covenants of this Agreement. Notwithstanding the foregoing, so long as Buyer maintains a minimum net worth of $4,000,000 for a period of twelve (12) months after the Closing, Parent shall have no liability for any claim for indemnification hereunder.

         13.4 Procedure for Indemnification.

                  (1) Notice. Within thirty (30) days after receipt of written or actual notice of any action or claim (the "CLAIM") as to which it asserts a right to indemnification, the party seeking indemnification hereunder (the "INDEMNITEE") shall give written notice thereof (the "NOTICE") to the person from whom indemnification is sought (the "INDEMNITOR), provided that the failure of the Indemnitee to give the Indemnitor notice within the specified number of days shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay. Indemnitor shall be liable to Indemnitee with respect to Losses only so long as Indemnitee gives Indemnitor written notice thereof prior to the expiration of the survival periods set forth in Section 13.1.

                  (2) Third Party Claims.

                           (a) If any claim for indemnification by Indemnitee
arises out of a Claim by a person other than Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within fifteen days after receipt of the Notice. Indemnitor shall thereupon undertake to take all steps or proceedings to defeat or compromise any such Claim, including retaining counsel reasonably satisfactory to the Indemnitee. Except as otherwise provided herein, all costs, fees and expenses with respect to any such Claim shall be borne by Indemnitor. If the Indemnitor assumes the defense of a Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof a release by the claimant of the Indemnitee, reasonably satisfactory to the Indemnitee and except that Indemnitor shall not, without the prior written consent of Indemnitee, directly or indirectly require Indemnitee to take or refrain from taking any action, or make any public statement, or consent to any settlement, which it reasonably considers to be against its interest. Indemnitee shall have the right to participate at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor.

                           (b) If the Indemnitor shall fail to notify the
Indemnitee of its desire to assume the defense of any such claim or action within the prescribed period of time, then the Indemnitee may assume such defense in such manner as it may deem appropriate, and the

Indemnitor shall be bound by any determinations made or any settlements thereof effected by the Indemnitee. The Indemnitor shall be permitted, at its own expense, to join in such defense and to employ its own counsel but control of such proceedings shall remain exclusively with Indemnitee.

                           (c) Indemnitor and Indemnitee agree to make available
to each other, their counsel and other representatives, all information and documents reasonably available to them and reasonably requested by the other which relate to any such claim or action, and to render to each other such reasonable assistance as may be reasonably requested in order to insure the proper and adequate defense of such claim or action, but any costs or expenses related thereto shall be borne by Indemnitor; and provided that any failure (after written notice with specificity and an opportunity to cure) shall not relieve the Indemnitor of any of its obligations hereunder but may create a cause of action for breach for damages directly attributable to such failure.

                   (3) Other claims. In the event of any Claim other than those provided for in subsection (2) hereof, Indemnitee shall be entitled to indemnification hereunder as provided herein.

                   (4) Payment of Claims. Amounts payable by the Indemnitor to the Indemnitee under this Section 13.4 shall be payable by the Indemnitor (or the escrow agent under the Escrow Agreement) as incurred by the Indemnitee. In the event Indemnitor (or the escrow agent under the Escrow Agreement) fails to pay, timely and fully, any such amounts, Indemnitee may pay such claim. In such event, the Indemnitee may recover from the Indemnitor, in an addition to the amount so paid but subject to the Cap, (i) interest on the amount claimed from the date of payment at the rate of 8% per annum, and (ii) reasonable attorneys' fees in connection with the enforcement of payment under this Section 13.4.

                  (5) No Set-Off. The Indemnitee's right to indemnification under this Section 13.4 shall not be subject to set-off for any claim by the Indemnitor against the Indemnitee.

                  (6) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient of the Hospital served both prior to Closing and subsequent to Closing will be the responsibility of either Buyer or Seller in accordance with the following guidelines: (i) if it is a claim in which clearly the incident giving rise to liability arose prior to Closing, Seller shall respond to the loss and defense expenses; (ii) if it is a claim in which clearly the incident giving rise to liability arose subsequent to Closing, Buyer shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer and Seller cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in accordance with the rules and procedures of the American Arbitration Association.

                  (7) Indemnification Threshold. The parties agree not to seek recourse against, and shall not recover from, the others under this Article XIII on account of any Loss arising out of (i) a breach of Seller's representations and warranties contained in Article IV hereof, or (ii) a breach of Buyer's representations and warranties contained in Article V hereof, unless and until the aggregate amounts thereof (including all prior Losses) exceeds $50,000 (the "INDEMNIFICATION THRESHOLD"), but once it exceeds the Indemnification Threshold recovery shall be with respect to the entire amount of the Loss and not just for the excess above the Indemnification Threshold. Notwithstanding the foregoing, the Indemnification Threshold shall not be applicable if the indemnification claim is a Purchase Price adjustment pursuant to Article III.

                  (8) Indemnification Caps. The maximum aggregate liability of Seller and Shareholder for indemnification under this Agreement shall be equal to One Million One Hundred Thousand Dollars ($1,100,000) (the "One Million One Hundred Thousand Dollar Cap") for all indemnification claims except for Excluded Claims or for a Purchase Price adjustment pursuant to Article III. The maximum aggregate liability of Seller and Shareholder for a Purchase Price adjustment pursuant to Article III or indemnification under this Agreement for Excluded Claims shall not exceed the lesser of the Purchase Price or $12,292,000.00 (the "PURCHASE PRICE CAP"). The maximum aggregate liability of Buyer and Parent for indemnification pursuant to Section 13.3(i) hereof shall be equal to the Purchase Price, for indemnification pursuant to Section 13.3(ii) hereof shall be unlimited, and for indemnification pursuant to Section 13.3(iii) hereof shall be equal to $4,000,000.00.

                  (9) Insurance Provisions. Notwithstanding the Indemnification Threshold, the One Million One Hundred Thousand Dollar Cap and the Purchase Price Cap, all proceeds received by Seller or Shareholder under any insurance policy shall be paid over to Buyer to satisfy any Losses and shall not be counted against the Indemnification Threshold, the One Million Four Hundred Thousand Dollar Cap or the Purchase Price Cap.

         13.5 Assignment by Buyer. No consent by Seller and/or Shareholder shall be required for any assignment or reassignment of the rights of Buyer under this
Article XIII.

                ARTICLE XIV. PRESERVATION OF HOSPITAL BUSINESSES
                           AND NONCOMPETE RESTRICTIONS

         14.1 Covenant Not to Compete. Seller, Shareholder, and their respective affiliates hereby covenant and agree with Buyer that during the "Noncompete Period" within the "Noncompete Area" they shall not directly or indirectly, (a) acquire, lease, manage, consult for, finance or own any part of (as member, shareholder or partner) any health care facility which provides any services similar to the services provided by the Hospital or what are normally provided by a suburban hospital, including but not limited to skilled nursing, obstetrics, psychiatric, alcohol/chemical dependency, rural health, primary care, urgent care, ambulatory surgery, diagnostics, psychiatric counseling or any other health related services (provided, however, that Shareholder's interest as secured lender with respect to that certain medical office building located at 658 North Perkins, Memphis, Tennessee, shall not be deemed to be a violation of this Section 14.1) or (b) solicit for employment or employ any person who at Closing became an employee of Buyer, or (c) solicit for employment or participation in any management



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services organization, preferred provider organization or other organization or entity, any physician, physician group, or other health care provider with whom Buyer contracts in connection with the Hospital. The "Noncompete Period." shall commence at the Closing and terminate on the second anniversary thereof. The "Noncompete Area" shall mean the area within a fifty (50)-mile radius of the Hospital. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

         14.2 Enforceability. In the event of a breach of Section 14.1 hereof, Seller and Shareholder recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be borne, jointly and severally, by Seller and Shareholder. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereto hereby acknowledge the necessity of protection against the competition of Seller, Shareholder and their affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in Section 14.1 hereof. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                           ARTICLE XV. MISCELLANEOUS

         15.1 Assignment. Following Closing, Buyer freely may assign any or all rights or delegate any or all of its obligations under this Agreement without the express written consent of Seller or Shareholder. No assignment shall relieve the assignor of any liability or obligation hereunder. Neither Seller nor Shareholder may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         15.2. Other Expenses. Except as otherwise expressly provided in this Agreement, Seller and Shareholder shall pay all of their own expenses in connection with the negotiation, execution and implementation of the transactions contemplated by this Agreement and Buyer and Parent shall pay all of their own expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. State and local sales and use taxes incurred in connection with the transactions contemplated under this Agreement shall be borne and timely paid by Buyer. Buyer will pay the cost of all appraisals and shall pay all transfer taxes. Buyer will pay the cost of the environmental assessment set out in Section 6.20.

         15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed



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to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:

To Seller and Shareholder:

Healthcare America, Inc.
1407 W. Stassney Lane
Austin, Texas 78745
Attn: President

with a copy to:

James A. Markus
Winstead Sechrest & Minick P.C.
5400 Renaissance Tower
1201 Elm Street
Dallas, TX 75270

To Buyer:

NAHC of Tennessee, Inc.
109 Westpark Drive
Suite 440
P.O. Box 3689
Brentwood, TN 37024
Attn: Robert M. Martin, President & CEO

with a copy to:

Ernest E. Hyne, II
Harwell Howard Hyne Gabbert & Manner, P.C.
1800 First American Center
315 Deaderick Street
Nashville, Tennessee 37238



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




         15.4 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee.

         15.5 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.6 Benefit. Subject to Section 15.1 hereof, this Agreement shall be binding upon and shall inure to the exclusive benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto and Buyer shall require any of its successors to assume Buyer's obligations under this Agreement. This Agreement is not intended to, nor shall it, create any rights in any other party.

         15.7 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         15.8 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

         15.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.10 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement including exhibits has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions.

         15.11 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Parent, Seller and Shareholder. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         15.12 Further Assurance of Seller and Shareholder After Closing. Subsequent to the Closing, Seller and Shareholder shall from time to time, at Buyer's request and expense, execute and deliver such other instruments of conveyance and transfer, and take such other action as

Buyer may reasonably request, in order to more effectively sell, transfer, assign and deliver and vest in Buyer the benefits of, title to and possession of the Assets.

         15-13 Legal Fees and Costs. In the event any party hereto elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

         15.14 Exclusivity. Buyer contemplates the expenditure of substantial sums of time and money in connection with legal, accounting, financial, and due diligence work to be performed in conjunction with the transactions contemplated under this Agreement. For purposes of inducing Buyer to proceed with the transactions, Seller and Shareholder shall not, directly or indirectly, without Buyer's prior written consent, initiate or hold discussions with any person or entity (other than Buyer) concerning a purchase, affiliation, or lease of all or a material part of the Assets, directly or indirectly, whether by sale of capital stock, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction for the period of time from the date hereof until the termination of this Agreement. Seller will promptly notify Buyer by telephone and thereafter confirm in writing via fax, if any such discussions or negotiations are sought to be initiated with, or any such proposal or possible proposal is received directly or indirectly, by Seller. In the event Seller receives an unsolicited offer related to a type of transaction described in this paragraph, Seller shall promptly inform the person making such unsolicited offer of the existence of its obligations under this
Section 15.14 but shall not disclose the contents of this Section or this Agreement, and Seller shall reject such offer and promptly notify Buyer thereof.

         15.15 Seller's Knowledge. Whenever the term "Seller's or Shareholder's knowledge", or the like is used in this Agreement, the Seller or the Shareholder (as the case may be) shall be deemed to have the knowledge of the persons listed on Exhibit 15.15 without any duty of due inquiry.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        "SELLER":

                                        EASTWOOD HOSPITAL, INC.

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------




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




                                        "SHAREHOLDER":

                                        HEALTHCARE AMERICA, INC.

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                        "BUYER":

                                        NAHC OF TENNESSEE, INC.

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                        "PARENT":

                                        NEW AMERICAN HEALTHCARE CORPORATION

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------




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